BOARD OF DIRECTORS - RETAINER AGREEMENT

This agreement ("Agreement") is made as of September 1, 2009 between CER Energy Recovery (Yangzhou) Co., Ltd., ("CER"), and Estelle Lau ("Director"), whereby Director agrees to serve as a director of CER and provide all necessary services in connection therewith, according to the following:

IV. Services Provided

Subject to the approval of its stockholders, CER agrees to engage Director to serve, and Director agrees to serve, as a member of the Board of Directors of CER (the "Board of Directors") and to provide those services required of a director pursuant to (i) CER's Certificate of Incorporation and Bylaws, as each may be amended from time to time (the "Certificate and Bylaws"), (ii) the General Corporation Law of the State of Delaware ("DGCL"), the federal securities laws and other state and federal laws and regulations, as applicable, and (iii) as otherwise directed by the Board of Directors and shareholders of CER (collectively, the "Services").

V. Nature of Relationship

Director is an independent contractor and this Agreement will not create any partnership, joint venture or employer/employee relationship for purposes of employee benefits, income tax withholding, F.I.C.A. taxes or otherwise. Except as specifically provided herein, Director shall have no right, authority or power to enter into any agreement or incur any obligation on behalf of CER or its Affiliates (as defined below) or to bind CER or its Affiliates. For purposes hereof, "Affiliate" shall mean with respect to any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association or other entity (each, a "Person"): (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person; (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person; (iii) any officer, director, member or partner of such Person; (iv) if such Person is an officer, director, member or partner, any other Person for which such Person acts in any such capacity; or (v) any company in which CER has and maintains an investment through itself or any other Affiliate.

CER will supply, at no cost to Director: periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under CER's Certificate and Bylaws or the charter of any committee of the board on which Director serves and any other materials which may, by mutual agreement, be necessary for performing the Services requested under this Agreement.

VI. Director's Representations and Warranties; Covenants

Director represents and warrants that no other party has exclusive rights to his services in the specific areas described herein and that Director is in no way compromising any rights, duties or trust between any other party and Director. Director further represents, warrants and agrees that no other agreement, written or otherwise, now exists or will be entered into that will create a conflict of interest with this Agreement or otherwise impair Director's ability to perform his obligations under this Agreement or otherwise with respect to CER. Director further covenants and agrees that he will comply with all applicable state and federal laws and regulations, as

applicable, including, but not limited to, Director's fiduciary duties to CER set forth in the DGCL and Sections 10 and 16 of the Securities and Exchange Act of 1934, as amended.

During the term of this Agreement and for a period of six months thereafter (the "Non-Competition Period"), Director shall not, without obtaining CER's prior written consent, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer or otherwise, participate in, assist, aid, engage in, prepare to engage in or advise in any way any business or enterprise that is in competition with the Company anywhere that the Company is conducting business during the Non-Competition Period.

VII. **Compensation**

A. **Retainer**

CER shall pay Director a nonrefundable retainer of $30,000 per year during the term of this Agreement to provide the Services, which, except for reimbursement for expenses pursuant to Paragraph D of this Section V, such retainer shall be compensation for all costs incurred by Director, including, but not limited to, all time spent preparing for, traveling to (if applicable) and attending Board of Director meetings during such year. A pro rata portion of the annual retainer shall be paid to Director for portions of the term served by Director that are less than a full year. This retainer may be revised upward or downward by action of the Board of Directors from time to time. Such revision shall be effective as of the date specified in the resolution for payments not yet made and need not be documented by an amendment to this Agreement.

B. **Stock Options**

On the Effective Date (as defined below) of this Agreement, Director shall receive options to purchase 60,000 shares of CER common stock, exercisable at a price per share equal to the current fair market value of CER's common stock on the Effective Date as determined by the Board of Directors. This option grant shall be subject to the terms of an equity incentive plan to be adopted by CER's Board of Directors, and made pursuant to the terms of an option agreement between CER and Director. Twelve and one half percent (12.5%) of the total number of options shall vest on each quarterly anniversary of the Effective Date; provided, that upon the termination of Director's service as a director of CER, all unvested options shall be terminated and forfeited.

C. **Payment**

Retainer payments shall be made quarterly in cash in advance on the first day of each accounting quarter. No invoices need be submitted by Director for payment of the retainer.

D. **Expenses**

CER will reimburse Director for reasonable expenses approved in advance by CER's Chief Executive Officer, such approval not to be unreasonably withheld. Invoices for approved expenses, with receipts attached, shall be submitted to and must be approved by CER's Chief Executive Officer as to form and completeness.

VIII. Term of Agreement

The term of this Agreement shall commence on the date that Director is formally appointed to fill a vacant directorship by the existing Board of Directors (the "Effective Date") and shall continue through the date that is the earlier to occur of: (i) a termination of this Agreement in accordance with Section VIII; and (ii) the two year anniversary of the Effective Date. This Agreement shall be automatically renewed for successive terms upon Director's reelection as a member of CER's Board of Directors for the period of such new term, unless the Board of Directors determines not to renew this Agreement in its sole discretion. Any amendment to this Agreement must be approved in a meeting or by a written action of CER's Board of Directors. Amendments to Section V regarding compensation hereof do not require Director's approval or consent to be effective.

IX. Termination

This Agreement shall automatically terminate upon the earlier to occur of (i) the death of Director, (ii) his resignation or removal from, or failure to win election or reelection to, the CER Board of Directors, or (iii) upon the approval of the Board of Directors, in its sole discretion.

In the event of the termination of this Agreement, Director agrees to return any materials transferred to Director under this Agreement, except as may be necessary to fulfill any outstanding obligations hereunder. Director agrees that CER has the right of injunctive relief to enforce this provision.

In the event of termination, Director shall be entitled to receive (i) payment of the portion of the retainer which has accrued to Director as of the date of termination pursuant to Paragraph A of Section V above; and (ii) the number of options which have vested in Director as of the date of termination pursuant to Paragraph B of Section V above. The unaccrued portion of the retainer and the unvested options as of the date of termination shall be forfeited by Director.

Termination shall not relieve either party of its continuing obligation under this Agreement, the Indemnification Agreement or the Confidentiality Agreement (as defined below) with respect to confidentiality of proprietary information.

X. Confidentiality

Director agrees to sign and abide by CER's Director Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A (the "Confidentiality Agreement").

XI. Resolution of Dispute

Any dispute regarding this Agreement (including without limitation its validity, interpretation, performance, enforcement, termination and damages) shall be determined in accordance with the laws of the State of Delaware and the United States of America. Any action under this paragraph shall not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

XII. **Sole Agreement**

This Agreement (including the Confidentiality Agreement) supersedes all prior or contemporaneous written or oral understandings or agreements, and may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

XIII. **Assignment**

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XIV. **Notices**

Any and all notices, requests and other communications required or permitted hereunder shall be in writing, registered mail or by facsimile, to each of the parties at the addresses set forth above or the numbers set forth below:

Director: Attention: Estelle Lau
Telephone: 650-529-0902
Facsimile: [______________]

CER: Attention: Qinghuan Wu
Telephone: 86-21-65088566
Facsimile: 86-21-65082941

Any such notice shall be deemed given when received and notice given by registered mail shall be considered to have been given on the tenth (10th) day after having been sent in the manner provided for above.

XV. **Survival of Obligations**

Notwithstanding the expiration of termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, CER's obligation to make any fees and expense payments required pursuant to Section V hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XVI. **Severability**

Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

Further, to the extent that any provision of this Agreement is inconsistent with any provision in CER's Certificate or Bylaws, such provision in the Certificate or Bylaws shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the date first written above.

CER:

CER Energy Recovery (Yangzhou) Co., Ltd.
Yizheng Automobile Industrial Park,
Yangzhou, Jiangsu Province, China

By: 吴庆欢
Name: Qinghuan Wu
Title: President

DIRECTOR:

Estelle Lau
4 Bridle Lane
Woodside, CA 94062 USA

By: ______________________
Name: Estelle Lau
Title: Director